Exhibit 10.21

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

DEVELOPMENT AND LICENSE AGREEMENT

between

DOW PHARMACEUTICAL SCIENCES

and

SKINMEDICA, INC.

This Development and License Agreement (“Agreement”), dated as of April 15, 2005 (“Effective Date”), is entered into by and between DOW PHARMACEUTICAL SCIENCES, a corporation organized under the laws of the State of California with its principal executive offices at 1330 Redwood Way, Petaluma, California 94954-1169 (“DOW”), and SKINMEDICA, INC., a corporation organized under the laws of the State of Delaware with its principal executive offices at 5909 Sea Lion Place, Suite H, Carlsbad, California 92008 (“SKINMEDICA”).

RECITALS

WHEREAS, DOW is the owner of patent rights and know-how relative to the Licensed Products (as defined herein);

WHEREAS, DOW and SKINMEDICA previously entered into that certain letter agreement dated as of December 30, 2004 (the “Letter Agreement”) providing for the payment of certain license and exclusivity fees for the Licensed Products (as defined herein);

WHEREAS, SKINMEDICA desires to obtain from DOW, and DOW desires to grant to SKINMEDICA, the right to, among other things, market and sell the Licensed Products in the Field (as defined below) throughout the Territory (as defined below); and

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SKINMEDICA and DOW agree to the foregoing and as follows:

1. DEFINITIONS

In addition to terms that are defined within the body of this Agreement, the following words and phrases shall have the following meanings:

1.1.	“AB-Rated Generic Substitution Date” means, with respect to any Licensed Product, the first day of the first month in which an AB-rated generic product for such Licensed Product in the United States as set forth in the “Orange Book” (i.e., the APPROVED DRUG PRODUCTS WITH THERAPEUTIC EQUIVALENCE EVALUATIONS

published by the U.S. Department of Health and Human Services) is substituted by pharmacies or other dispensers for 17.5% or more of the prescriptions written in the United States during such calendar month for such Licensed Product as evidenced by data from IMS Health or another prescription data service acceptable to both Parties.

1.2.	“Affiliate” means, with reference to any Person, any other Person directly or indirectly controlling, controlled by/or under common control with such Person, and “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3.	“Applicable Laws” means all laws, treaties, ordinances, judgments, directives, injunctions, orders of any court, arbitrator or governmental agency or authority, rules, regulations, interpretations and authorizations of any international, national, regional, local or other governmental body, agency, authority, court or Person having jurisdiction over or related to the development, registration, manufacture and sale of the Licensed Products, as may be in effect from time to time.

1.4.	“Development Plan” means the work plan for continued development and testing of the Licensed Products attached hereto as Appendix A, which may be amended from time to time upon mutual written agreement of the Parties.

1.5.	“DOW Trademark(s)” means the trademark or trademarks registered by DOW for its patented aqueous gel technology, and for use by Dow licensees in association with topical aqueous gel products covered by the Licensed Patent.

1.6.	“FDA” means the United States Food and Drug Administration or any successor entity.

1.7.	“Field” means the topical treatment of all human dermatological conditions.

1.8.	“Force Majeure Event” means any action or inaction which is not reasonably within the control of the Party claiming the benefit of force majeure, including, without limitation, acts of God, terrorism, unanticipated government regulations, labor disputes, floods, fires, civil commotion, embargoes, quotas, any manufacturing or supply delays by a third party beyond a Party’s reasonable control or any delays or detention by customs, health or other government authorities.

1.9.	“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.10.	“Government Filings” means, as to each Licensed Product, the INDA, the NDA, foreign equivalents of the foregoing and any other applications for government and/or regulatory approval with respect to such Licensed Product, and any information directly related thereto including without limitation communications with the relevant Regulatory Authority(ies) together with the information and data contained therein.

1.11.	“INDA” means an Investigational New Drug Application submitted to the FDA.

1.12.	“Launch Date” means, with respect to any particular Licensed Product, the date of the first commercial sale of such Licensed Product in the United States by SKINMEDICA.

1.13.	“Licensed Know-How” means, except to the extent published or otherwise known, all proprietary know-how, trade secrets, unpatented inventions, technical data, manufacturing processes and knowledge concerning appropriate manufacturing equipment, formulations, technology and technical information which are as of the Effective Date or thereafter during the Term owned or controlled by DOW (and which DOW has the right to license to SKINMEDICA pursuant to the terms hereof without breach of any third party license agreement) necessary or reasonably useful for the manufacture, use or sale of the Licensed Products in the Field, but excluding Work Product.

1.14.	“Licensed Patent” means United States Patent No. 6,387,383 titled, “Topical low-viscosity gel composition” issued May 14, 2002 and any extensions or reissues thereof and any patent in the Territory claiming priority to the originally filed application from which the ‘383 patent issued or to the progeny of such application (solely with respect to those claims entitled to claim priority to the originally filed application), and any foreign counterparts to any of the foregoing, including, but not limited to, those patent applications listed on Schedule 1.13 hereto, with the exception of United States Patent No. 6,517,847, which shall not constitute a Licensed Patent.

1.15.	“Licensed Product” or “Licensed Products” means, individually, any of the following, and collectively, all of the following: (i) the Mometasone Product (or any substitute pursuant to Section 2.9); (ii) following exercise of the Option set forth in Section 2.6 of this Agreement, the Third Steroid Product, and (iii) following exercise of the option set forth in Section 2.7 of this Agreement, any Other Steroid Product.

1.16.	“Mometasone Product” means all forms of a topical aqueous gel product covered by a Valid Claim of a Licensed Patent containing mometasone as the sole active pharmaceutical ingredient.

1.17.	“NDA” means a New Drug Application or application for approval to market submitted to the FDA.

1.18.	“Net Sales” means the gross amount invoiced by SKINMEDICA for the sale or other disposition of the Licensed Products in the Territory (other than with respect to sales or dispositions to end users outside the United States by SKINMEDICA’s sublicensees and/or distributors for which payment is to be made pursuant to Section 4.5), less the following: (a) customary quantity, trade, and/or cash discounts, allowances, chargebacks, rebates and price adjustments or reductions allowed or given as consistently applied by SKINMEDICA; (b) actual credits, rebates, or refunds for Licensed Products that are rejected, returned or destroyed by customers; (c) freight, postage and shipping expenses to the extent included in the gross invoiced amount and separately itemized on the invoice; and (d) sales and other excise taxes and duties directly related to the sale, to the extent included in the gross invoiced amount and separately itemized on the invoice, all applied in accordance with GAAP. For purposes of clarity, any Licensed Product delivered to a third party without charge (e.g., “free goods”) or any Licensed Product used in any new clinical or marketing-initiated trial supported by SKINMEDICA without charge to the user shall not be included in Net Sales.

1.19.	“Other Steroid Product” means any form of topical aqueous gel product covered by a Valid Claim of a Licensed Patent, which product contains as the sole active pharmaceutical ingredient a steroid selected by SKINMEDICA pursuant to Section 2.7.

1.20.	“Party” or “Parties” means, individually, SKINMEDICA or DOW, as the context so requires, and collectively, SKINMEDICA and DOW.

1.21.	“Person” means any individual, partnership, limited liability company, association, joint venture or corporation.

1.22.	“Regulatory Authority” means any governmental agency, administrative agency or commission or other governmental authority or other instrumentality of the United States or any other country, or any state, county, city or other political subdivision thereof, including, without limitation, the FDA and the European Agency for the Evaluation of Medicinal Drug Products.

1.23.	“SKINMEDICA Trademark(s)” means any of the trademarks, service marks or trade names used by SKINMEDICA.

1.24.	“Territory” means the entire world.

1.25.	“Third Steroid” means a single active pharmaceutical ingredient steroid selected by SKINMEDICA in accordance with Section 2.6 (if any).

1.26.	“Third Steroid Product” means any form of a topical aqueous gel product covered by a Valid Claim of a Licensed Patent, which product contains the Third Steroid as the single active pharmaceutical ingredient.

1.27.	“United States” means the United States, its territories and its possessions, including, without limitation, the Commonwealth of Puerto Rico.

1.28.	“Valid Claim” means, on a country-by-country basis, a claim of an issued and unexpired Licensed Patent or a pending patent application for a Licensed Patent which has not: (a) expired or been canceled, (b) been declared invalid by an unreversed and unappealable or unreversed and unappealed decision (and as to which the time to appeal has lapsed) of a court of competent jurisdiction; or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.29.	“Work Product” means any and all work product created, gathered or generated by or on behalf of DOW in its performance under the Development Plan including, without limitation, clinical data, toxicology data, analytical data, professional opinions, statistical analysis, clinical results, and analysis of any and all of the foregoing.

2. RIGHTS AND RESTRICTIONS

2.1.	Grant of License. Subject to the terms and conditions of this Agreement, DOW hereby grants to SKINMEDICA an exclusive (even as to DOW), sublicensable (as set forth in Section 2.2 below), royalty-bearing right and license: (i) under the Licensed Patent, to make, have made, use, sell, have sold, offer for sale, import and export the Licensed Products in the Field in the Territory; and (ii) to utilize the Licensed Know-How to make, have made, use, sell, have sold, offer for sale, import and export the Licensed Products in the Field in the Territory (such exclusive licenses collectively, the “SKINMEDICA Licenses”). The foregoing shall not be construed to limit DOW’s rights to use or practice under the Licensed Know-How or the Licensed Patent (a) outside the scope of the SKINMEDICA Licenses or (b) for the purposes of performing its responsibilities under this Agreement, including the Development Plan.

2.2.	Sublicense Rights. SKINMEDICA shall not have the right to grant sublicenses under this Agreement, nor to enter into any agreement with a third party for distribution or promotion of any Licensed Product in the absence of prior written approval from DOW, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 2.2 shall not prevent SKINMEDICA’s use of a contract manufacturer and related sublicense of rights to have made the Licensed Products. Any sublicense will be subject to the terms of this Agreement. SKINMEDICA shall at all times remain fully liable for the performance of its sublicensees, distributors, wholesalers, dealers and affiliates under any sublicense and will indemnify, defend and hold harmless DOW from all liabilities, damages, losses, judgments, costs or expenses (including reasonable attorneys’ fees) arising in any manner from any failure by any such sublicensee, distributor, wholesaler, dealer or affiliate to comply with the terms of this Agreement.

2.3.	Clinical and Product Development.

	(a)	During the term of the applicable SKINMEDICA License covering a Licensed Product, (i) DOW shall not undertake clinical or product development or seek regulatory approval from any Regulatory Authority with regard to such Licensed Product in the Field in the Territory except pursuant to the Development Plan or by mutual agreement of the Parties; and (ii) prior to the approval of the NDA for each such Licensed Product, SKINMEDICA shall not undertake clinical or product development or seek regulatory approval from any Regulatory Authority with regard to such Licensed Product in the Field in the United States except pursuant to the Development Plan or by mutual agreement of the Parties.

	(b)	During the term of the applicable SKINMEDICA License covering a Licensed Product, SKINMEDICA may undertake clinical or product development or seek regulatory approval from FDA in the United States with regard to any Licensed Product in its sole discretion after approval of the NDA for such Licensed Product, and may undertake clinical or product development or seek regulatory approval from any Regulatory Authority outside the United States for any Licensed Product in its sole discretion at any time. In the event SKINMEDICA pursues any such activities with regard to a particular Licensed Product SKINMEDICA shall keep DOW reasonably informed of such activities related to each such Licensed Product.

2.4.	Covenant Not to Assert. During the Term, DOW agrees not to assert United States Patent No. 6,517,847 or any other patent rights which may be owned or controlled by DOW as of the Effective Date against SKINMEDICA based upon SKINMEDICA’s exercise of the SKINMEDICA Licenses as expressly permitted under this Agreement. This provision shall not be construed in such a way as to imply any expansion of the SKINMEDICA Licenses.

2.5.	Non-Compete.

	(a)	Mometasone. During the term of the SKINMEDICA License for the Mometasone Product hereunder, neither Party shall develop, manufacture, have manufactured, test, market, sell, or otherwise commercialize a topical aqueous gel product containing mometasone as an active pharmaceutical ingredient in the Field in any country in the Territory, except as provided herein with regard to Licensed Products.

(b)	Third Steroid. From and after SKINMEDICA’s exercise of the Option (as defined in Section 2.6 below) until the expiration of the term of the SKINMEDICA License for the Third Steroid Product hereunder, neither Party shall develop, manufacture, have manufactured, test, market, sell, or otherwise commercialize a topical aqueous gel product containing the Third Steroid as an active pharmaceutical ingredient in the Field in any country in the Territory, except (i) as provided herein with regard to Licensed Products; or (ii) to the extent that DOW can document it has commenced or contracted to provide prior to the exercise of the Option by SKINMEDICA, in which case DOW shall provide prompt notice to SKINMEDICA of such services and the steroid(s) involved, clinical testing, clinical development or any non-formulation services for a third party, or the development (including formulation) of a combination product containing the Third Steroid and another active pharmaceutical ingredient (whether a steroid or a non-steroid). This Section 2.5(b) and the SKINMEDICA License with respect to such Third Steroid shall terminate if SKINMEDICA does not elect to exercise the Option under Section 2.6 below on or before the Option Deadline, or thereafter ceases development, or directs DOW to cease development, of a Third Steroid Product.

(c)	Other Steroids.

	(i)	Prior to Exercise of Option to Develop Third Steroid. Until the date that is *** after the Effective Date (the “Option Deadline”), DOW shall not, directly or indirectly, for itself or any third party, in the Field in any country in the Territory:

		(A)	develop, manufacture, have manufactured, test, market, sell, or otherwise commercialize any topical aqueous gel product covered by a Valid Claim of the Licensed Patent containing a steroid as the single active pharmaceutical ingredient; or

		(B)	engage in any formulation activities with respect to any topical aqueous gel product containing a steroid as the single active pharmaceutical ingredient (provided, however, that nothing in this Section 2.5(c)(i) shall restrict DOW’s ability to contract for and provide clinical testing, clinical development or any non-formulation services to third parties in connection with formulations provided by third parties);

except (1) as provided herein with regard to Licensed Products; or (2) pursuant to that certain Development and License Agreement between the Parties dated as of June 16, 2003 (the “Desonide Agreement”).

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(ii)	After Exercise of Option to Develop Third Steroid.

	(A)	Exercise of Option; Payment of Steroid Exclusivity Royalty. If SKINMEDICA elects to develop a Third Steroid Product under Section 2.6 below on or before the Option Deadline, then for so long as SKINMEDICA pays to DOW the Steroid Exclusivity Royalty (defined below), until the expiration of the Term of the license for all Licensed Products hereunder, DOW shall not, directly or indirectly, for itself or any third party, in the Field in any country in the Territory:

(1) develop, manufacture, have manufactured, test, market, sell, or otherwise commercialize any topical aqueous gel product covered by a Valid Claim of the Licensed Patent containing a steroid as the single active pharmaceutical ingredient; or

(2) engage in any formulation activities with respect to any topical aqueous gel product containing a steroid as the single active pharmaceutical ingredient (provided, however, that nothing in this Section 2.5(c)(ii) shall restrict DOW’s ability to contract for and provide clinical testing, clinical development or any non-formulation services to third parties in connection with formulations provided by third parties);

except (x) as provided herein with regard to Licensed Products; or (y) pursuant to the Desonide Agreement.

The term “Steroid Exclusivity Royalty” shall mean with respect to each complete calendar year commencing after the first commercial sale of the earlier of the Mometasone Product or the Third Steroid Product the amount set forth opposite such year below:

YEAR	STEROID EXCLUSIVITY ROYALTY
Year 1	***
Year 2	***
Year 3	***
Year 4	***
Year 5	***
Year 6	***
Year 7	***
Year 8	***

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For the avoidance of doubt, no Steroid Exclusivity Royalty shall be due prior to the first complete calendar year commencing after the first commercial sale of the earlier of the Mometasone Product or the Third Steroid Product.

The Steroid Exclusivity Royalty shall be measured as of SKINMEDICA’s royalty report due under Section 4.6 for the final quarter of the applicable year, and DOW’s obligations under this subsection (A) shall apply until it is demonstrated in the royalty report under Section 4.6 that SKINMEDICA has not paid the Steroid Exclusivity Royalty for any complete year. In the event the royalties paid by SKINMEDICA to DOW under Section 4.4 exceed the Steroid Exclusivity Royalty for any given year, the excess amount shall be credited to the following years; and in the event SKINMEDICA’s actual royalty payments under Section 4.4 are less than the Steroid Exclusivity Royalty for any given year, SKINMEDICA shall have the option, but not the obligation, to preserve DOW’s obligations under this subsection (A) by providing notice of SKINMEDICA’s intention to pay to DOW the difference between such amounts with the applicable royalty report and making payment within 30 days thereafter.

(B)	Exercise of Option; Failure to Pay Steroid Exclusivity Royalty. Notwithstanding subsection (A) above, if SKINMEDICA elects to develop a Third Steroid Product under Section 2.6 below on or before the Option Deadline, but fails to pay to DOW the Steroid Exclusivity Royalty, then after the lapse of DOW’s obligations under subsection (A) above and until the expiration of the Term of the license for all Licensed Products hereunder, DOW shall not, directly or indirectly, for itself or any third party, develop, manufacture, have manufactured, test, market, sell, or otherwise commercialize any topical aqueous gel product covered by a Valid Claim of the Licensed Patent containing a steroid as the single active pharmaceutical ingredient, except (1) as provided herein with regard to Licensed Products; or (2) pursuant to the Desonide Agreement. For the avoidance of doubt, after the lapse of DOW’s obligations under subsection (A) above, except for a product containing desonide, mometasone or the Third Steroid, DOW shall not be restricted by this Agreement from developing any other topical aqueous gel products that are not covered by a Valid Claim of the Licensed Patent.

(d)	Other Steroid Products. During the term of a SKINMEDICA License for any Other Steroid Product for which SKINMEDICA has exercised its rights under Section 2.7 below, DOW shall not develop, manufacture, have manufactured, test, market, sell or otherwise commercialize any topical aqueous gel product which contains that Other Steroid in the territory licensed to SKINMEDICA, except (A) as provided herein with regard to Licensed Products; (B) pursuant to the Desonide Agreement; or (C) to the extent that DOW can document it has commenced or contracted to provide prior to SKINMEDICA’s exercise of its rights under Section 2.7 below, in which case DOW shall provide prompt notice to SKINMEDICA of such services and the steroid(s) involved, clinical testing, clinical development or any non-formulation services for a third party.

(e)	Non-Steroid Products or Steroid Combination Products. During the period that SKINMEDICA has an exclusive license to use, make, have made or sell a Non-Steroid Product or Steroid Combination Product under any definitive agreement executed by the parties pursuant to Section 2.8, DOW shall not develop, manufacture, test, market, sell or otherwise commercialize any topical aqueous gel product which contains the same active pharmaceutical ingredient as such Non-Steroid Product or the same combination of active pharmaceutical ingredients as such Steroid Combination Product, limited to the territory licensed to SKINMEDICA, except (A) as provided herein with regard to Licensed Products; (B)

pursuant to the Desonide Agreement; or (C) clinical testing, clinical development or any non-formulation services for a third party. DOW’s obligations under this Section 2.5(e) shall automatically terminate with respect to each Non-Steroid Product or Steroid Combination Product at the end of the term of the exclusive license for each such product.

(f) ***

2.6.	Option for Third Steroid Product. At any time on or before the Option Deadline, SKINMEDICA shall have the option, but not the obligation, to select in its sole discretion the Third Steroid for development of the Third Steroid Product by DOW pursuant to this Agreement. DOW shall cooperate with SKINMEDICA in its due diligence review and evaluation of potential candidates for development as the Third Steroid Product, including, but not limited to, providing SKINMEDICA with all available projections for development cost of such potential candidates. SKINMEDICA may exercise its option for the Third Steroid Product hereunder (the “Option”) only by giving written notice to DOW prior to the Option Deadline and specifying the Third Steroid in reasonable detail. If SKINMEDICA does not deliver to DOW such written notice by the Option Deadline, then as of the Option Deadline (i) the SKINMEDICA Licenses shall be deemed void ab initio with respect to the Third Steroid Product (but not with respect to the Mometasone Product), (ii) the Parties’ obligations under Sections 2.5 and 2.6 with regard to the Third Steroid and the Third Steroid Product shall terminate, and (iii) the right of first refusal set forth in Section 2.8 below shall terminate. Dow shall have up to *** after SKINMEDICA’s notice of its intent to exercise the Option to commence development services for the Third Steroid Product. For the avoidance of doubt, following the exercise of the Option, and provided further that if and only if SKINMEDICA has in good faith initiated development of a Third Steroid Product, Sections 2.7 and 2.8 shall remain in full force and effect. If at any time following exercise of the Option, SKINMEDICA directs DOW to cease, or SKINMEDICA ceases, development of the Third Steroid Product and SKINMEDICA does not select an alternate steroid product pursuant to Section 2.9 for development hereunder as a replacement for such Third Steroid Product and commence development thereof within *** after such cessation, then SKINMEDICA’s rights under Sections 2.7 and 2.8 shall immediately terminate. Upon such selection, the alternate steroid product shall be deemed the Third Steroid Product for purposes of this Agreement, including this Section 2.6.

2.7.	License of Other Steroid Products. At any time after the exercise of the Option, SKINMEDICA shall have the right, but not the obligation, to request that DOW develop one or more Other Steroid Products pursuant to this Agreement. Upon SKINMEDICA’s request, DOW shall cooperate with SKINMEDICA in its due diligence review and evaluation of potential candidates for development as the

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Other Steroid Products, including, but not limited to, providing SKINMEDICA with all available projections for development cost of such potential candidates. Following exercise of the Option, DOW shall not offer any steroid product covered by a Valid Claim of the Licensed Patent for development to any third party without first offering such steroid to SKINMEDICA subject to the procedures and time periods set forth in Section 2.8 below, if and only if SKINMEDICA has not ceased development of the Third Steroid Product.

2.8.	Right of First Refusal for Non-Steroid Products and Steroid Combination Products.

	(a)	If at any time during the term of this Agreement, DOW or any of its Affiliates develops or acquires any rights to, or plans to offer a license with respect to, any topical aqueous gel compound or other product (other than a product containing ***) with application in the Field and covered by a Valid Claim of a Licensed Patent (a “Non-Steroid Product or Steroid Combination Product”), DOW shall offer, or cause its applicable Affiliate to offer, to SKINMEDICA such rights upon terms and conditions developed in good faith by DOW. Such offer shall be made in the form of a written term sheet, describing the rights and all economic terms in reasonable detail (the “Offer”). DOW shall cooperate with SKINMEDICA in its due diligence review of such Non-Steroid Product or Steroid Combination Products, including, but not limited to, providing SKINMEDICA with all available projections for development costs of such potential candidates. SKINMEDICA shall have *** to negotiate the material terms of the licensing of the applicable candidate for development by giving DOW written notice of such election and *** to enter into the definitive agreement related to such licensing. During such combined *** period, both SKINMEDICA and DOW shall conduct any such negotiations in good faith.

	(b)	Subject to the non-compete provisions in Section 2.5 above, in the event SKINMEDICA does not exercise its right to negotiate with DOW, or the Parties otherwise fail to enter into a definitive agreement within the combined *** period set forth in Section 2.8(a) above, DOW or its Affiliate, as applicable, shall then have the right to offer the same rights to any other third party on terms that are consistent with (or more expensive or onerous than, from the third party’s perspective) those offered to SKINMEDICA by DOW in the Offer or, if applicable, the last draft of a definitive agreement proposed by DOW to SKINMEDICA in the Parties’ good faith negotiations.

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	(c)	In the event that DOW enters into any definitive agreement with a third party with respect to a development candidate that was the subject of an Offer to SKINMEDICA in accordance with the foregoing, DOW shall provide SKINMEDICA with written confirmation signed by an officer of DOW certifying that DOW has complied with the provisions of this Section 2.8.

	(d)	DOW’s obligations under this Section 2.8 shall terminate as set forth in Section 2.6 above.

2.9.	Right of Substitution regarding Mometasone and Third Steroid Products. In the event SKINMEDICA determines that the continued development of the Mometasone Product and/or the Third Steroid Product hereunder is not commercially viable, taking into account market potential, stage of development, product life, the alternative products in the marketplace and the likelihood of regulatory approval, among other things, SKINMEDICA may, within thirty (30) business days of its determination, select another steroid as a substitute for development hereunder, without payment of license and exclusivity fees (other than those not already paid pursuant to Section 4.1) by giving written notice to DOW, provided, however, if DOW in compliance with the terms of this Agreement has entered into a development or other agreement with any third party with respect to SKINMEDICA’s proposed substitute steroid (“Prior Agreement”) prior to receipt of SKINMEDICA’s written notice of its selection of a substitute steroid under this Section 2.9, DOW shall not be deemed in breach of this Agreement by virtue of the performance of its obligations or the exercise of its rights under the Prior Agreement, and provided further, that DOW’s performance of its obligations under this Agreement with respect to a substitute steroid shall be subject to any restrictions or other terms of that Prior Agreement. In such event, DOW shall cooperate with SKINMEDICA in its due diligence review and evaluation of potential candidates for development as the substitute Licensed Product, including, but not limited to, providing SKINMEDICA with all available projections for development cost of such potential candidates. The Parties shall agree on a development plan and budget promptly thereafter for such substitute Licensed Product. Notwithstanding anything in this Agreement to the contrary, (i) from and after the selection of a substitute development product for the Mometasone Product all references herein to the “Mometasone Product” shall be deemed to refer to such substitute product, and the noncompete provisions set forth in Section 2.5(a) above applicable to mometasone shall terminate and shall apply instead to such substitute steroid, and (ii) from and after the selection of a substitute development product for the Third Steroid and the Third Steroid Product all references herein to the “Third Steroid” and the “Third Steroid Product” shall be deemed to refer to such substitute steroid and substitute product, respectively, and the noncompete provisions set forth in Section 2.5(b) above applicable to the original Third Steroid shall terminate and shall apply instead to such substitute steroid. Notwithstanding anything else in this Agreement, SKINMEDICA shall only be entitled to one (1) substitution for each of the Mometasone Product or the Third Steroid Product, and further substitutions shall not be permitted hereunder.

3.	DEVELOPMENT AND COMMERCIALIZATION

3.1.	Project Coordination. SKINMEDICA and DOW each shall appoint a project coordinator (each a “Project Coordinator”) to coordinate such Party’s efforts under this Agreement. Each Party shall have the right to replace its Project Coordinator at any time upon written notice to the other Party. The DOW Project Coordinator will administer the Development Plan (and any amendments to the Development Plan as jointly agreed to by the Parties) and will keep the SKINMEDICA Project Coordinator informed of material developments. DOW will promptly respond to any reasonable requests by the SKINMEDICA Project Coordinator for information concerning any matters related to the development of the Licensed Products.

3.2.	Meetings. The Project Coordinators (and other management and scientific personnel of the Parties as desired) will meet ***. Such meetings will be held at DOW’s principal place of business or telephonically or at such other locations as the Parties may agree from time to time.

3.3.	Resolution of Issues. Either of the Parties may at any time submit by written notice to the chief executive officers of the Parties any issue pertaining to the Development Plan, including, without limitation, any proposed modification to the Development Plan involving an increase or decrease in the Development Fee (defined below) pursuant to Section 4.2(d) below. Within *** after receipt of such notice, the chief executive officers of both Parties shall meet and enter into good faith negotiations to resolve the issue(s) that were the subject of such notice. During such negotiations, the Parties shall, to the extent reasonably possible consistent with prudent business practices, continue to perform their respective obligations under this Agreement, subject to the provisions of Section 3.4. In the event the Parties are unable to resolve such issue(s) within *** following written submission to the chief executive officers, either Party may submit the issue to the dispute resolution process set forth in Section 12 below.

3.4.	Responsibilities of DOW. In addition to DOW’s other responsibilities under this Agreement, DOW shall use reasonable commercial efforts to diligently (i) undertake clinical development, product development, and other responsibilities set forth in the Development Plan and this Agreement; (ii) seek regulatory

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approval of the Licensed Products from the FDA as set forth in the Development Plan, it being the intent of the Parties that a key objective of the Development Plan is the expeditious clinical development, product development and regulatory approval of the Licensed Products in the Field in the United States; (iii) evaluate in good faith SKINMEDICA’s suggested changes to the Development Plan and use reasonable commercial efforts to minimize costs, if any, associated with any changes to the Development Plan implemented in accordance with the provisions of this Agreement; (iv) following the exercise of the Option, agree to develop the Third Steroid Product on terms to be negotiated between the Parties in good faith and implement a separate written Development Plan for such Third Steroid Product; and (v) upon SKINMEDICA’s request, agree to (1) develop one or more Other Steroid Products consistent with Section 2.7 on terms and conditions to be negotiated between the Parties in good faith (including, without limitation, development fees, milestone payments, royalty payments and other fees, and supplements or changes to the Development Plan, but excluding additional exclusivity fees) and (2) implement a separate written Development Plan for such Other Steroid Product. For any responsibilities set forth in the current Development Plan for which DOW has in-house capability as of the Effective Date, such responsibilities shall be performed directly by DOW except as otherwise agreed in writing by the Parties. Notwithstanding any other provision of this Agreement, DOW shall be entitled in its discretion to suspend performance under the Development Plan at any time when any payment due to DOW hereunder is more than *** past due.

3.5.	Responsibilities of SKINMEDICA. SKINMEDICA shall not be required to conduct, have conducted or to pay the costs of any material additional expanded studies, data or data analysis required by the FDA, whether pre-or post-marketing approval, beyond those included in the Development Plan (“Additional FDA Studies”) that it reasonably determines are commercially over burdensome or impracticable. In the event SKINMEDICA elects not to conduct, have conducted, or pay the costs of any Additional FDA Studies with respect to any particular Licensed Product, SKINMEDICA shall so notify DOW in writing (a “No-Go Notice”) within *** after notice from the FDA that such Additional FDA Studies are required, and the SKINMEDICA License with respect to such Licensed Product shall thereupon terminate automatically. In the event that SKINMEDICA does not give a No-Go Notice within ***: (i) the Additional FDA Studies to be performed prior to NDA approval will be added to the Development Plan and the Development Fee owed to DOW by SKINMEDICA will be increased appropriately in accordance with the procedures set out in Section 3.3; and (ii) SKINMEDICA shall be required to conduct or have conducted and to pay all costs relative to all Additional FDA Studies to be performed after NDA approval, and (iii) DOW will provide such assistance to SKINMEDICA with regard to such post-NDA-approval Additional FDA Studies as the Parties may mutually agree in writing.

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3.6.	Commercialization.

(a) SKINMEDICA shall use reasonable commercial efforts to diligently undertake market development, launch, and sales and marketing activities for the Licensed Products in the United States and shall promptly notify DOW in writing of each Launch Date. In the event SKINMEDICA does not launch a particular Licensed Product in the United States within *** after FDA approval of such Licensed Product: (i) SKINMEDICA shall provide DOW notice of delay and the reasons for the delay; and (ii) SKINMEDICA shall, upon notice to DOW, have the option of extending the Launch Date by a period of not more than *** beyond such *** post-FDA-approval period (the “Extended Period”).

(b) If, at the end of the Extended Period, the Launch Date for the applicable Licensed Product has still not occurred, subject to any rights which may have previously been granted to one or more third parties by SKINMEDICA, DOW shall have the right to terminate the SKINMEDICA Licenses with regard to such Licensed Product in the Territory, provided, however, that if such delay is due to a Force Majeure Event the provisions of Section 13.4 shall apply.

3.7.	Use of Subcontractors by DOW. The Parties understand and agree that DOW shall have the right to use the services of subcontractors to perform any of its obligations under the Development Plan. Except as set forth below, such subcontractor shall be subject to SKINMEDICA’s prior written approval, not to be unreasonably withheld (and if no written approval or rejection has been received by DOW within *** after DOW’s written request therefore, SKINMEDICA shall be deemed to have approved the same). Notwithstanding the foregoing, no approval shall be required (as long as the service provided is part of an activity that was identified in the Development Plan) for DOW subcontracting out any (1) services to any subcontractor totaling less than ***, or (2) purity testing, preservative testing, raw material release testing, and other analytical testing that DOW routinely subcontracts to outside vendors. Any permitted subcontractor shall be bound by confidentiality obligations at least as restrictive as those set forth in Section 8 below.

3.8.	Manufacture. SKINMEDICA shall be responsible for the selection of the entity(ies) that will manufacture each Licensed Product, after consultation with DOW. SKINMEDICA shall use its commercially reasonable efforts to make such selection, by notice in writing to DOW, as soon as reasonably possible after the Effective Date with respect to the Mometasone Product, and as soon as reasonably possible after the selection of the Third Steroid Product and as soon as

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reasonably possible after the selection of each Other Steroid Product. SKINMEDICA understands that any delay in the selection of the manufacturer may delay the filing of the NDA for the applicable Licensed Product. DOW shall, at no additional expense to SKINMEDICA, provide each such third party manufacturer and SKINMEDICA all reasonable assistance in enabling the manufacturer to manufacture and supply each Licensed Product during the development, scale up, validation stages and product launch stages.

3.9.	Inspection Rights. During the Term, SKINMEDICA and its authorized representatives shall have the right, during normal business hours and no more often than twice each calendar year, to inspect DOW’s facilities and review the testing process and quality control procedures used with regard to activities under the Development Plan, upon reasonable notice which, in any event, shall be not less than ***. All such inspections shall be limited to the portions of such facilities which are being utilized in the performance of this Agreement or the Development Plan.

3.10.	Exchange of Information. Each Party will immediately report to the other any information acquired by such Party concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with any use of the Licensed Products pursuant to the Development Plan.

4. PAYMENT TERMS.

The Parties acknowledge that SKINMEDICA has previously made non-refundable payments to DOW totaling *** with respect to the expansion of the territory under the Desonide Agreement and license and exclusivity fees for the Mometasone Product and the Third Steroid Product pursuant to the Letter Agreement. Subject to the terms and conditions of this Agreement, SKINMEDICA shall make the following additional payments:

4.1.	License and Exclusivity Fees. Cash Payments. SKINMEDICA shall pay DOW an additional aggregate of *** (the “License Fee”), which shall be non-refundable and non-cancelable, as license and exclusivity fees with respect to the Mometasone Product and the Third Steroid Product hereunder, on the schedule set forth below:

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INSTALLMENT AMOUNT	DATE DUE
***	***

In the event any payments hereunder are due on a United States federal holiday or weekend, such payments shall be due on the immediately following business day.

4.2.	Development Fees.

	(a)	Mometasone Product. Subject to adjustment as set forth in Section 4.2(d), SKINMEDICA shall pay DOW the amounts with respect to the development of the Mometasone Product set forth in the Development Plan, as may be revised by the Parties each calendar quarter. As of the Effective Date, the Parties estimate that such amount shall equal an aggregate of *** plus additional development costs as mutually agreed by the Parties if the FDA requires additional studies including Phase IV toxicology studies. Such amounts shall be paid in advance in quarterly instalments beginning on the *** after the Effective Date and continuing on the *** of each calendar quarter until completion of the Development Plan. Such quarterly payments shall be made on the first business day of each calendar quarter based on the estimated development expenses of DOW for such calendar quarter in such amounts as agreed to by the Parties in writing from time to time. Any underpayment or overpayment will be adjusted against the subsequent quarterly payment. The estimated quarterly budget, which will be updated quarterly in accordance with changes in the Development Plan and timing shifts, is attached hereto as Appendix B.

	(b)	Third Steroid Product. Subject to the remainder of this Section 4.2, if a Third Steroid is selected by SKINMEDICA for development in accordance with Section 2.6, SKINMEDICA and DOW shall negotiate in good faith with respect to the development costs therefore and shall enter into an amendment to the Development Plan providing for the development by DOW of such Third Steroid Product and the payment of associated development costs by SKINMEDICA in the manner agreed to by the Parties.

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	(c)	Other Steroid Products. Subject to the remainder of this Section 4.2, if any Other Steroid Product is selected by SKINMEDICA for development in accordance with Section 2.7, SKINMEDICA and DOW shall negotiate in good faith with respect to the development costs therefore and shall enter into an amendment to the Development Plan for each such Other Steroid Product providing for the development of such Other Steroid Product by DOW and the payment of associated development costs by SKINMEDICA (in addition to milestone payments, royalty payments and other fees, but excluding additional exclusivity fees) in the manner agreed to by the Parties.

	(d)	Adjustments to Development Fees. As the development process is by its nature unpredictable, the development fees set out in this Section 4.2 above represent the Parties’ good-faith estimate of applicable development costs and will be modified on a quarterly basis in the event of changed circumstances, which shall include, but not be limited to, significant cost under or overruns (i.e., greater than *** in any three-month period), and, subject to the provisions of Section 3.5, any Additional FDA Studies included in the Development Plan. Any change in such development costs shall require the prior written approval of SKINMEDICA.

	(e)	Actual Expenditure Information. DOW shall provide sufficient information to SKINMEDICA regarding the actual expenditures related to the Development Plan in order for SKINMEDICA to determine if cost under or overruns have occurred under the Development Plan and to determine whether, in SKINMEDICA’s opinion, any development fees should be adjusted upwards or downwards on a quarterly basis in accordance with Section 4.2(d) above. Any dispute between the Parties shall be subject to the procedure set forth in Section 3.3.

	(f)	Holidays. In the event any payments hereunder are due on a United States federal holiday or weekend, such payments shall be due on the immediately following business day.

4.3.	Milestone Payments. SKINMEDICA shall pay DOW, within *** following SKINMEDICA’s receipt of written notice from DOW certifying that the applicable milestone has occurred, the following non-refundable milestone payments with respect to the Mometasone Product and the Third Steroid Product.

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MILESTONE
EVENT	PRODUCT	AMOUNT
Acceptance of an NDA for filing with the FDA	Mometasone Product (or substitute)	***
	Third Steroid Product (or substitute)	***

Approval of a NDA by the FDA	Mometasone Product (or substitute)	***
	Third Steroid Product (or substitute)	***

Upon SKINMEDICA’s request, DOW shall provide SKINMEDICA with any information reasonably requested by SKINMEDICA so as to permit SKINMEDICA to confirm that the applicable milestone has occurred.

4.4.	Royalties to DOW.

	(a)	Subject to the terms and conditions of this Agreement, SKINMEDICA shall pay to DOW royalties equal to (1) *** of all Net Sales of each Licensed Product in the United States; and (2) *** of all Net Sales of each Licensed Product outside the United States. For the avoidance of doubt, this Section 4.4(a)(2) shall apply to sales or other distributions of Licensed Products by SKINMEDICA directly or through wholesalers.

	(b)	After the AB-Rated Generic Substitution Date with respect to any Licensed Product and until the expiration of the Term or applicable SKINMEDICA Licenses, and subject to the terms and conditions of this Agreement, the royalty rate with respect to such Licensed Product shall be *** of all Net Sales of such Licensed Product in the United States. After a generic product directly competitive with a Licensed Product is approved in a country within the Territory (other than the United States) and until the expiration of the Term or applicable SKINMEDICA Licenses, and subject to the terms and conditions of this Agreement, the royalty rate with respect to such Licensed Product shall be *** of all Net Sales of such Licensed Product in such country.

	(c)	Payment of such royalties shall be made on a quarterly basis by the 15th day of May, August, November, and February each year on Net Sales occurring during the immediately preceding calendar quarter. For example, payment of royalties will be due by the 15th day of May on Net Sales occurring during the first calendar quarter (January through March) of the same year.

	(d)	From and after the first commercial sale of each Licensed Product, in the event the royalties payable by SKINMEDICA to DOW based on Net Sales of such Licensed Product occurring in any calendar year is less than the

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Minimum Annual Royalty (defined below), SKINMEDICA shall pay the difference between the royalties payable to DOW and the Minimum Annual Royalty on February 15th of the following calendar year. In the event the royalties payable by SKINMEDICA to DOW based on Net Sales occurring in any calendar year is more than the Minimum Annual Royalty (as prorated for the first royalty year), SKINMEDICA shall owe no additional payment for that calendar year pursuant to the Minimum Annual Royalty. The term “Minimum Annual Royalty” shall mean (i) with respect to full calendar years, the amount of ***, and (ii) with respect to periods less than a full calendar year, a prorated amount determined as follows: *** multiplied by a fraction, the numerator of which is the number of days from the first commercial sale through the end of the calendar year, and the denominator of which is three hundred sixty-five (365).

4.5.	Ex-United States Sublicensee and Distributor Payments. SKINMEDICA shall pay to DOW *** of all royalties, license fees and any other payments received by SKINMEDICA from its sublicensees and/or distributors with respect to the manufacture, use or sale of Licensed Products in each country outside the United States, excluding amounts paid to SKINMEDICA (i) to reimburse SKINMEDICA for its bona fide, out of pocket expenses required for (A) obtaining necessary regulatory approvals in such country, and (B) research and development, and sales and marketing materials necessary for sales support of a Licensed Product in such country or (ii) in the form of bona fide debt financing or equity investments in SKINMEDICA. Payment of such amounts shall be made on a quarterly basis by the 15th day of May, August, November, and February each year if amounts subject to this Section 4.5 have been received by SKINMEDICA from sublicensees or distributors during the immediately preceding calendar quarter. In the event any payment from a sublicensee or distributor to SKINMEDICA is not in the form of cash, the Board of Directors of SKINMEDICA shall determine the fair market value of such payment in the exercise of its reasonable business judgment, and SKINMEDICA shall promptly provide DOW with a written report, with supporting documentation, reasonably demonstrating the methodology, assumptions and conclusions undertaken and reached in connection with such valuation. Upon DOW’s review thereof, the Parties shall negotiate in good faith the proper treatment of such payment under Section 4.4 or this Section 4.5.

DOW shall have the right to dispute any determination of fair market value by the Board of Directors of SKINMEDICA by providing written notice of DOW’s good faith estimate of the fair market value to SKINMEDICA within *** of its receipt of SKINMEDICA’s notice of its determination. In such event, the Parties shall negotiate in good faith the determination of fair

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market value for a period of not less than ***. If the Parties do not agree in writing upon the fair market value within such ***
period, then the fair market value shall be determined by an independent appraiser mutually selected by the Parties within ***
of DOW’s written notice. If the Parties are unable to agree on a single appraiser, each Party shall each select an appraiser and the two appraisers so selected shall thereupon determine fair market value. If one Party fails to select an appraiser within *** of the aforesaid notice, the sole appraiser selected shall determine the fair market value. If the two appraisers cannot agree on fair market value within *** after their selection, they shall, within ***, mutually select a third appraiser. The mutually selected appraiser (or, if applicable, the third appraiser) shall determine the fair market value within *** of selection, and such determination shall be conclusive and binding upon the Parties. Each selected appraiser shall be experienced in valuing assets similar in nature to the assets that are the subject of the dispute. The fees and expenses of the appraisers shall be borne solely by
DOW unless the deciding appraiser determines that the fair market value determined by SKINMEDICA’s Board of Directors was less than *** of the final fair market value determined by the deciding appraiser, in which event SKINMEDICA shall bear the fees and expenses of the appraisers.

4.6.	Reporting Obligations. With respect to all royalty payments due to DOW under this Agreement, SKINMEDICA shall provide, and shall cause its sublicensees and/or distributors to provide, with each such royalty payment, a quarterly report setting forth the following information:

(a)	the total gross amount invoiced by SKINMEDICA for the sale or other disposition of the Licensed Products during the applicable calendar quarter, by country of sale;

(b)	the type and amount of adjustments from gross invoiced amounts to Net Sales of the Licensed Products during the applicable calendar quarter;

(c)	the total Net Sales of the Licensed Products during the applicable calendar quarter;

(d)	the type and amount of payments received from sublicensees, distributors, or wholesalers with respect to the Licensed Products during the applicable calendar quarter;

(e)	the royalty rate applicable to each Licensed Product for which sales have occurred;

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	(f)	the calculation of royalties payable, with sufficient detail to enable DOW to determine whether such calculation is in compliance with the provisions of this Agreement; and

	(g)	the total royalties or other payments due.

4.7.	Financial Audit Rights.

	(a)	SKINMEDICA shall keep, and shall cause its sublicensees and/or distributors to keep, and maintain at its principal executive offices records of all payments and proceeds which provide evidence supporting the calculation of royalties due to DOW under this Agreement (the “SKINMEDICA Records”). SKINMEDICA Records shall be open to inspection by an independent certified public accountant selected by DOW and reasonably acceptable to SKINMEDICA at a mutually agreeable time during normal business hours within three (3) years after the termination of the calendar year to which such SKINMEDICA Records relate. This audit right shall be exercised only once during any calendar year.

	(b)	DOW shall keep and maintain at its principal executive office records relating to costs under the Development Plan (“DOW Records”). DOW Records shall be open to inspection by an independent certified public accountant, selected by SKINMEDICA and reasonably acceptable to DOW, at a mutually agreeable time during normal business hours within three (3) years after the termination of the calendar year to which such DOW Records relate. This audit right shall be exercised only once during any calendar year.

	(c)	The Party conducting the audit shall bear the expense of any such audit unless the audit reveals that errors have resulted which in the aggregate require payment by the audited Party in an amount equal to *** or more of the total amount due in any calendar year. In such event, the audited Party shall bear the reasonable costs of the audit and shall, not later than *** following delivery of a demand for payment from the other Party, pay any such amounts due.

	(d)	The terms of this Section 4.7 shall survive the expiration or termination of this Agreement for any reason.

4.8.	Taxes. All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government.

4.9.	Currency. All payments to be made hereunder shall be computed and made in United States Dollars.

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4.10.	Interest. Any amount owed by SKINMEDICA under this Agreement that is not received by DOW on or before the date due shall bear interest at the rate of *** per month for each month or partial month after payment is due until payment is made.

5. REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS

5.1.	Representations, Warranties and Other Covenants of Each Party. Each of the Parties represents, warrants and covenants to the other that:

	(a)	it is not debarred, nor will it use in any capacity in performing its obligations under this Agreement, the services of any Person debarred;

	(b)	it is validly existing and in good standing under the laws of the state of its incorporation;

	(c)	the execution of this Agreement has been duly authorized by all necessary corporate action in accordance with all Applicable Laws;

	(d)	it has the power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement; and

	(e)	this Agreement is a valid, legal and binding obligation upon such Party.

5.2.	Representations, Warranties and Other Covenants of DOW. DOW represents, warrants and covenants to SKINMEDICA that:

	(a)	DOW has the right, power and authority to grant the SKINMEDICA Licenses in accordance with the terms and conditions of this Agreement;

	(b)	prior to the Effective Date, DOW has not granted to any third party any rights or licenses and has not otherwise taken any action that conflicts with or materially and adversely affects the rights granted to SKINMEDICA under this Agreement and will not grant any such rights to any third party during the Term;

	(c)	to the best of DOW’s knowledge on the Effective Date, (i) no claim of a Licensed Patent has been declared invalid by any court or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (ii) a Licensed Patent is not involved in or threatened to be involved in, any court proceeding, arbitration, interference, reissue, or re-examination;

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	(d)	DOW will use its commercially reasonable efforts to perform all studies under the Development Plan in a professional, workman like manner by appropriately qualified personnel;

	(e)	DOW will use its commercially reasonable efforts to perform all studies under the Development Plan in conformity with appropriate FDA regulations, other relevant Regulatory Authority regulations, federal, state, and local laws and regulations, current Good Clinical practice and ICH guidelines; and

	(f)	DOW will deploy sufficient capacity and resources (including without limitation personnel, facilities, equipment and technology) as provided under any applicable Development Plan, to develop concurrently each of the products that is the subject of the Desonide Agreement as well as the Mometasone Product and, if applicable, the Third Steroid Product.

5.3.	Covenant of SKINMEDICA. SKINMEDICA agrees that so long as the SKINMEDICA Licenses remain in effect and for a period of five (5) years thereafter, neither SKINMEDICA nor its Affiliates will directly or indirectly contest, or assist others in directly or indirectly contesting, the validity of a Licensed Patent.

6. TERM AND TERMINATION

6.1.	Term. This Agreement shall commence on the Effective Date and continue in full force and effect on a country-by-country basis and Licensed Product-by-Licensed Product basis until the earliest of (a) termination by a Party in accordance with the provisions of this Section 6; (b) termination of the SKINMEDICA Licenses with respect to such Licensed Product pursuant to Section 3.5 or 3.6; or (c) there are no Valid Claims which but for the SKINMEDICA Licenses would be infringed by the manufacture, use or sale of such Licensed Product in such country (the “Term”).

6.2.	Termination for Default. Upon the occurrence and during the continuation of any Event of Default hereunder, the Party not in default shall have the right to terminate this Agreement and pursue any other remedies provided under this Agreement or available at law or in equity. An event of default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events (the “Event(s) of Default”):

	(a)	the material breach or inaccuracy of any of the representations or warranties of DOW set forth in this Agreement; or

	(b)	the material breach or inaccuracy of any representations or warranties of SKINMEDICA set forth in this Agreement; or

	(c)	the material breach by either Party of any of its applicable covenants set forth in Section 5; or

	(d)	failure of SKINMEDICA to pay any amount due to DOW under this Agreement, which failure continues for a period of *** after written notice of such non-payment is issued by DOW; unless, however, such non-payment is due to a good faith dispute concerning the amount owed, in which case such dispute shall be referred to the dispute resolution procedures set forth in Section 12; or

	(e)	failure of a Party to materially perform, or comply with, any other material provision of this Agreement and such failure has not been cured by the defaulting Party within *** after receipt of written notice from the other Party specifying the nature of such non-performance or non-compliance.

6.3.	Termination for Insolvency. In the event either Party ceases conducting business in a normal course, liquidates or dissolves, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, the other Party may terminate this Agreement.

6.4.	Voluntary Termination by SKINMEDICA. SKINMEDICA may terminate the SKINMEDICA Licenses and this Agreement on a Licensed Product-by-Licensed Product basis upon not less than *** written notice to DOW if SKINMEDICA determines, in its sole discretion, that continued development of a Licensed Product is not commercially reasonable; provided that SKINMEDICA has paid, or will pay within such thirty-day period, to DOW the following: (i) any portion of the License Fee which remains unpaid in accordance with Section 4.1, (ii) any non-cancelable development expenses incurred by DOW pursuant to Section 4.2 with respect to such Licensed Product, (iii) any non-cancelable development expenses or related termination fees for which DOW will be liable notwithstanding SKINMEDICA’s termination of the SKINMEDICA Licenses with respect to such Licensed Product, (iv) any milestone payments due and owing pursuant to Section 4.3, and (v) all royalties and any other payments owed to DOW pursuant to Sections 4.4 and 4.5. Notwithstanding the foregoing, in the event that SKINMEDICA ceases to develop, or directs DOW to cease development of, the Mometasone Product (or an alternate product as set forth in Section 2.9 of this Agreement), this Agreement shall terminate immediately.

6.5.	Effect of Termination by SKINMEDICA. Upon termination of this Agreement by SKINMEDICA under Sections 6.2, 6.3 or 13.4, the Parties shall have the following rights and obligations, without waiving any rights or remedies otherwise available:

	(a)	SKINMEDICA shall continue to pay royalties to DOW in accordance with the terms of this Agreement, so long as a Licensed Patent contains a Valid Claim.

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(b	)	SKINMEDICA shall have the right to:

		(i)	not pay DOW any unpaid milestone payments and development fees (other than those payments and fees owing but unpaid as of the date of termination);

		(ii)	discontinue development work with DOW and seek a third party alternative;

		(iii)	retain all rights and licenses granted hereunder, including the right to market and sell the Licensed Products;

		(iv)	retain any Confidential Information of DOW that it has in its possession relating to the Licensed Products; and

		(v)	require DOW to transfer to SKINMEDICA ownership of all Government Filings not then owned by, and otherwise transferred to, SKINMEDICA, in which case DOW shall: (A) promptly notify all applicable government authorities of such transfer; and (B) promptly execute and deliver any and all documents necessary to effectuate such transfer and otherwise assist SKINMEDICA in effectuating such transfer.

(c	)	At the end of the Term that would have remained in effect absent termination by SKINMEDICA under Sections 6.2 or 6.3 or 13.4, SKINMEDICA shall have a paid-up, perpetual, non-exclusive license to use the Licensed Know-How with regard to the Licensed Products in the Field in the Territory as set forth in Section 2.1(a) with no obligation of accounting or otherwise to DOW. SKINMEDICA shall also retain ownership of the Work Product subject to the rights and license granted to DOW in Section 7.1 below.

6.6.	Effect of Termination by DOW. Upon termination of this Agreement by DOW under Sections 6.2. 6.3 or 13.4, the Parties shall have the following rights and obligations, without waiving any rights or remedies otherwise available:

(a	)	SKINMEDICA shall have the right to complete the manufacture of any Licensed Products in progress and sell any remaining Licensed Products in inventory in a manner that is consistent with SKINMEDICA’s practices prior to notice of termination, provided that SKINMEDICA shall pay royalties to DOW on all such post-termination sales. SKINMEDICA’s right to sell the Licensed Products shall expire on the date that is six (6) months following the effective date of termination.

	(b)	Except as set forth in Section 6.6(a), (i) all rights and licenses herein granted to SKINMEDICA shall terminate as of the effective date of termination of this Agreement, (ii) all right, title, and interest in the Work Product shall vest solely in DOW, (iii) the Work Product shall be considered DOW Confidential Information, and (iv) DOW shall have the right to require SKINMEDICA to transfer to DOW ownership of all Government Filings not then owned by, and otherwise transferred to, DOW, with the exception of any SKINMEDICA Trademarks contained therein, in which case SKINMEDICA shall: (A) promptly notify all applicable government authorities of such transfer; and (B) promptly execute and deliver any and all documents necessary to effectuate such transfer and otherwise assist DOW in effectuating such transfer.

6.7.	Upon Expiration. Upon expiration of this Agreement, in addition to the other rights and obligations of the Parties, SKINMEDICA shall have a paid-up, perpetual, nonexclusive license to use the Licensed Know-How with regard to the Licensed Products in the Field in the Territory as set forth in Section 2.1(a) with no obligation of accounting or otherwise to DOW.

6.8.	Upon Termination Pursuant to Sections 3.5, 3.6 or 6.4. Upon termination of the SKINMEDICA Licenses with respect to any particular Licensed Products pursuant to Sections 3.5, 3.6 or 6.4, without waiving any rights or remedies otherwise available, the Parties shall have the following rights and obligations:

	(a)	All rights and licenses with respect to such Licensed Product (but not the remaining Licensed Products, if any) herein granted to SKINMEDICA shall terminate as of the effective date of such termination; all right, title and interest in the Work Product solely related to such Licensed Product shall vest solely in DOW; such Work Product solely related to such Licensed Product shall be considered DOW Confidential Information; and

	(b)	DOW shall have the right to require SKINMEDICA to transfer to DOW ownership of all Government Filings related to such Licensed Product (but not the remaining Licensed Products, if any) not then owned by, and otherwise transferred to, DOW, with the exception of any SKINMEDICA Trademarks contained therein, in which case SKINMEDICA shall: (i) promptly notify all applicable government authorities of such transfer; and (ii) promptly execute and deliver any and all documents necessary to effectuate such transfer and otherwise.

(c) In the event DOW directly commercializes such Licensed Product after the conclusion of the Extended Period due to SKINMEDICA’s failure to launch such Licensed Product or subsequently successfully licenses a third party to commercialize such Licensed Product in the Field, DOW shall pay SKINMEDICA (i) if DOW directly commercializes such Licensed Product, *** of any amounts received by DOW directly based on sales of such Licensed Product in the Field in the Territory, *** (ii) if DOW subsequently successfully licenses a third party to commercialize such Licensed Product, *** of any amounts received by DOW under such third party license (including without limitation license fees and royalty revenue from a third party) based on sales of such Licensed Product in the Field in the Territory; provided that in either case DOW shall have no further obligation to pay SKINMEDICA after the aggregate of such payments to SKINMEDICA totals *** of Development Fees paid to DOW by SKINMEDICA with respect to such Licensed Product.

6.9.	Survival. The terms of this Section 6.9 and Sections 3.10, 4.6, 4.7, 4.10, 5.3, 6.5, 6.6, 6.7, 6.8, 7.1, 7.5, 7.6, 8, 9, 11, 12 and 13, and any accrued but unpaid payment obligations shall survive the expiration or termination of this Agreement for any reason.

7. OWNERSHIP AND OTHER PROPRIETARY RIGHTS

7.1.	Work Product. Subject to the provisions of Section 6 and the remaining terms and provisions of this Agreement, SKINMEDICA shall own all rights, title and interest in the Work Product. SKINMEDICA hereby grants to DOW a perpetual non-exclusive right and license (with the right to sublicense) to the Work Product for any use outside the scope of the SKINMEDICA Licenses. No provision of this Agreement shall be construed to limit DOW’s rights to use or practice the Work Product for the purposes of performing its responsibilities under this Agreement, including the Development Plan.

7.2.	Government Applications and Other Information.

(a) Subject to the terms of this Agreement, prior to FDA approval of the NDA for any Licensed Product, the Government Filings in the United States shall be in DOW’s name and, with the exception of any SKINMEDICA Trademarks contained therein, shall be owned and maintained by DOW; provided, however, that SKINMEDICA shall have the exclusive right to reference and use such Government Filings in accordance with the SKINMEDICA Licenses granted under Section 2.1.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b) Subject to the terms of this Agreement, upon the written request of SKINMEDICA after FDA approval of the NDA for any Licensed Product: (i) DOW shall promptly transfer ownership of all Government Filings in the United States with respect to such Licensed Product, including without limitation the INDA and the NDA, to SKINMEDICA; (ii) DOW shall promptly notify all applicable government authorities, including, but not limited to, the FDA, of such transfer; (iii) DOW shall promptly execute and deliver any and all documents necessary to effectuate such transfer and otherwise assist SKINMEDICA in effectuating such transfer; and (iv) SKINMEDICA shall have the right to use and maintain such Government Filings in SKINMEDICA’s name. In the absence of such request from SKINMEDICA, the Government Filings shall continue to be owned and maintained by DOW at SKINMEDICA’s expense, with the costs to be negotiated by the Parties at that time.

(c) SKINMEDICA shall have the exclusive right, but not the obligation, to file and maintain all Government Filings related to the Licensed Products with respect to countries in the Territory.

7.3.	Trademarks. All rights to and ownership of SKINMEDICA Trademarks shall remain with SKINMEDICA, and all use of such SKINMEDICA Trademarks shall inure to the benefit of SKINMEDICA.

Upon the written request of SKINMEDICA after DOW’s filing of a trademark application for the DOW Trademark, at no cost to SKINMEDICA, DOW shall promptly deliver a trademark license agreement containing customary terms to license such DOW Trademark to SKINMEDICA for use solely with the Licensed Product. All rights to and ownership of DOW Trademarks shall remain with DOW, and all use of such DOW Trademarks shall inure to the benefit of DOW.

7.4.	Maintenance of a Licensed Patent. During the Term of this Agreement, DOW at its own expense shall pay all maintenance fees assessed by any patent regulatory agency, including without limitation the United States Patent and Trademark Office, to maintain a Licensed Patent in force in each of the following countries: United States, Germany, Spain, France, United Kingdom, Italy, Canada, Japan and Mexico (the “Patent Maintenance Countries”). In the event DOW determines not to pursue the maintenance of any Licensed Patent in any country in the Territory other than the Patent Maintenance Countries, DOW shall provide reasonable prior notice to SKINMEDICA to allow SKINMEDICA to assume such Licensed Patent maintenance, at SKINMEDICA’s own expense. If SKINMEDICA elects to continue the maintenance of any such Licensed Patent, DOW shall use its commercially reasonable efforts to assist and cooperate with SKINMEDICA, at SKINMEDICA’s expense, in the assignment and transfer of all patent applications, patents and other rights related to such Licensed Patent in the applicable country.

7.5.	Enforcement of a Licensed Patent.

7.5.1	Notification. Each Party agrees that it shall notify the other Party in writing of any known or suspected third party activity that may infringe a Licensed Patent in the Field, which notice shall include a detailed and complete description
(to the extent known) of such infringing activity.

	7.5.2	Actions for Infringement of a Licensed Patent.

		(a)	In the event either Party notifies the other pursuant to Section 7.5.1, DOW shall have the right but not the obligation, at its sole cost and expense, to commence any action that DOW deems appropriate, including, without limitation, notifying the infringer to cease and desist all such infringing activity, filing a complaint and/or instituting a lawsuit, for any known or suspected third party activity that may infringe a Licensed Patent (collectively, “Action”). In the event DOW commences an Action, DOW shall have sole control of any such Action including, without limitation any settlement negotiations in accordance with Section 7.5.3. In the event DOW does not commence an Action within ninety (90) days of such notice, then SKINMEDICA shall have the right, at its sole cost and expense, to commence any Action that SKINMEDICA deems appropriate. In the event SKINMEDICA commences such an Action, SKINMEDICA shall have sole control of any such Action including, without limitation, any settlement negotiations in accordance with Section 7.5.3.

		(b)	Upon the request of the Party that institutes an Action (the “Instituting Party”) the other Party (the “Co-Party”) shall: (i) join in any such Action as a necessary party; and (ii) use its commercially reasonable efforts to assist and cooperate with the Instituting Party in such Action. The Instituting Party shall reimburse the Co-Party for any reasonable and pre-approved costs related to such assistance and cooperation.

		(c)	Each Party shall be exclusively entitled to any recovery of damages resulting from any Action that it commences in accordance with Section 7.5.2(a).

7.5.3	Settlement. Any settlement of an Action requires the approval of the Co-Party, which approval shall be withheld or delayed only if such settlement would materially affect any of the rights of the Co-Party under this Agreement or the validity of a Licensed Patent.

7.6.	Defense of Licensed Products.

7.6.1	Notification. Each Party acknowledges and agrees that it shall notify the other Party in writing of any notice received from third parties regarding possible patent infringement by any Licensed Product, including, without limitation, cease and desist letters and complaints (“Third-Party Actions”).

	7.6.2	Defense.

(a) SKINMEDICA shall have control over any and all Third-Party Actions. SKINMEDICA may respond to any Third-Party Actions, at its sole cost and expense, in any manner it deems appropriate, including, without limitation, correspondence responding to cease and desist letters, defense of actions instituted by the third party, and settlement negotiations in accordance with Section 7.6.4 (“Response”).

(b) The Parties acknowledge and agree that upon SKINMEDICA’s request DOW shall: (i) join any such Response as a necessary party; and (ii) use its commercially reasonable efforts to assist and cooperate with SKINMEDICA in any such Response. SKINMEDICA shall reimburse DOW for any reasonable and pre-approved costs related to such assistance and cooperation.

	7.6.3	Recovery. SKINMEDICA shall be exclusively entitled to any recovery of damages resulting from any Threatened Litigation.

	7.6.4	Settlement. SKINMEDICA shall not settle such Third-Party Action without the prior approval of DOW, which approval shall not be unreasonably withheld.

8. CONFIDENTIALITY

8.1.	SKINMEDICA Confidential Information.

DOW acknowledges and agrees (a) that any information, trade secrets, data or other secret, sensitive or confidential material related to the business, technology, products, systems, formulas, practices, processes, customers or projects of SKINMEDICA that are disclosed to or become known by DOW during the Term and which are not generally known to the public constitute the confidential information of SKINMEDICA (collectively the “SKINMEDICA Confidential Information”); (b) to protect the confidentiality of such SKINMEDICA Confidential Information in the same manner and to the same extent as it protects the confidentiality of its own secret, sensitive, or confidential information; and (c) to disclose and use such SKINMEDICA Confidential Information only as necessary for DOW’s performance under this Agreement.

8.2.	DOW Confidential Information. SKINMEDICA acknowledges and agrees (a) that any information, trade secrets, data or other secret, sensitive or confidential material related to the business, technology, products, systems, formulas, practices, processes, customers or projects of DOW that are disclosed to or become known by SKINMEDICA during the Term and which are not generally known to the public, constitute the confidential information of DOW (collectively the “DOW Confidential Information”); (b) to protect the confidentiality of such DOW Confidential Information in the same manner and to the same extent as it protects the confidentiality of its own secret, sensitive, or confidential information; and (c) to disclose and use such DOW Confidential Information only as reasonably useful to further develop, manufacture, and/or commercialize the Licensed Products (the SKINMEDICA Confidential Information and the DOW Confidential Information collectively shall be referred to as the “Confidential Information”).

8.3.	Exceptions to Confidential Information. As used herein, the term Confidential Information shall not include information:

	(a)	that is or becomes a matter of public knowledge; or

	(b)	is disclosed to the recipient by a third party having the right to do so; or

	(c)	is already in the lawful possession of the recipient as evidenced by written records and which was not acquired directly or indirectly from the disclosure; or

	(d)	is required to be disclosed to the extent required under the laws or regulations of any governmental agency lawfully requesting the same, or to any court of competent jurisdiction acting pursuant to its powers; provided, that in such event the recipient shall provide the other Party with prompt advance notice of any such required disclosure and shall afford the other Party opportunity to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, only that portion required to be disclosed shall be disclosed.

8.4.	Disclosure Rights. Notwithstanding Sections 8.1 and 8.2, subject to the terms of this Section 8.4, either Party may disclose SKINMEDICA Confidential Information or DOW Confidential Information (a) in response to an order from a court or governmental agency; (b) in the course of litigation involving this Agreement or the Parties’ respective rights, obligations, and/or actions hereunder; (c) in the course of arbitration proceedings under Section 12; or (d) if such disclosure is necessary to comply with any applicable laws or regulations (including, without limitation, disclosure requirements of the SEC, NYSE or any other stock exchange or NASDAQ). The receiving Party shall not disclose the Confidential Information without providing the disclosing Party at least forty-eight (48) hours’ prior written notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Notwithstanding the foregoing, the receiving Party shall use reasonable business efforts to preserve the confidentiality of the other Party’s Confidential Information.

8.5.	Ownership of Confidential Information. Confidential Information furnished by either Party under the Agreement shall remain the disclosing Party’s property.

8.6.	Return of Confidential Information. Any document or recording/reproduction containing such Confidential Information in written or other form shall be promptly destroyed or returned to the providing Party upon written request, except the receiving Party is authorized to make one complete copy of any Confidential Information to be retained by the receiving Party for legal compliance and record-retention purposes and for exercise of any of its rights under Section 6.4 or otherwise under this Agreement.

8.7.	No Licenses or Other Rights. The Parties hereby agree that no right or license under any patent, copyright, trademark or other intellectual property right is granted, or is construed to be granted, to either Party except as provided by the terms and conditions of this Agreement.

8.8.	Confidentiality of Work Product. The Work Product shall constitute Confidential Information, until such information is published by the then owner of the Work Product.

9. INDEMNIFICATION

9.1.	Indemnification by SKINMEDICA. Subject to the terms of Section 9.3, SKINMEDICA shall indemnify, defend and hold DOW, its Affiliates and their respective directors, officers, shareholders, employees, representatives, agents, successors and permitted assigns (“DOW Indemnified Parties”) harmless from and against any and all third party liabilities, losses, claims, demands, obligations, judgments, causes of action, assessments, fines, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”), in each case to the extent such Claims arise out of: (a) a breach or inaccuracy of any representation or warranty made by SKINMEDICA in Section 5 of this Agreement; (b) a material breach of this Agreement by SKINMEDICA; (c) any negligence or willful or reckless actions or misconduct of SKINMEDICA or its employees or agents in the course of performance under this Agreement, including, without limitation, the Development Plan; or (d) the manufacture, use, marketing, or sale of each particular Licensed Product after the Launch Date of such Licensed Product. Notwithstanding the foregoing, SKINMEDICA will not be liable for any Claims to the extent caused by any of the DOW Indemnified Parties as determined in a final, non-appealable order of a court of competent jurisdiction.

9.2.	Indemnification by DOW. Subject to the terms of Section 9.3, DOW shall indemnify, defend and hold SKINMEDICA, its Affiliates and their respective directors, officers, shareholders, employees, representatives, agents, successors and permitted assigns (“SKINMEDICA Indemnified Parties”) harmless from and against any and all Claims, in each case to the extent such Claims arise out of: (a) a breach or inaccuracy of any representation or warranty made by DOW in Section 5 of this Agreement; (b) a material breach of this Agreement by DOW; (c) clinical use of each Licensed Product prior to the Launch Date of such Licensed Product or DOW’s performance under the Development Plan with respect to a Licensed Product prior to the Launch Date of such Licensed Product; or (d) any negligence or willful or reckless actions or misconduct of DOW or its employees, or agents in the course of performance under this Agreement, including, without limitation, the Development Plan. Notwithstanding the foregoing, DOW shall not be liable for any Claims to the extent caused by any of the SKINMEDICA Indemnified Parties as determined in a final, non-appealable order of a court of competent jurisdiction. For purposes of clarity, in the absence of negligence or willful misconduct by DOW, DOW shall not indemnify the SKINMEDICA Indemnified Parties for any claim arising out of the manufacture, use, marketing, or sale of any particular Licensed Product after the Launch Date of such Licensed Product.

9.3.	Procedures for Indemnification.

	9.3.1	General. Promptly after becoming aware of same, the Party seeking indemnification (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) of any Claims covered under the terms of Sections 9.1 or 9.2, as applicable, for which the Indemnified Party seeks indemnification; provided, however, that any delay in giving such notice shall not relieve the Indemnifying Party hereunder except to the extent such delay materially prejudices the Indemnifying Party’s ability to defend against such Claim or materially increases the amount of damages awarded or paid in settlement of such Claim. For a period that shall not exceed ten (10) business days following any such notification, the Indemnified Party and Indemnifying Party shall investigate and discuss in good faith whether such claim is subject to indemnification under Sections 9.1 or 9.2, as applicable. During such discussions, the Indemnified Party shall give the Indemnifying Party full access to all records, data and personnel of the Indemnified Party as may be reasonably necessary to make such determination. If the Parties are unable to agree on whether the Indemnifying Party is required to indemnify the Indemnified Party under the terms of Sections 9.1 or 9.2, as applicable, the Indemnifying Party, at its option, shall either assume or decline defense of the Claims, including negotiations for its settlement or compromise.

9.3.2	Defense Assumed. If the Indemnifying Party assumes defense of a Claim as described herein, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such Claim and may be represented, at the Indemnified Party’s expense, by counsel of its choice, provided that, where the Indemnifying Party has assumed defense of a Claim, the Indemnifying Party shall have sole control over such defense. The Indemnifying Party shall not be responsible for defending any claims other than those described in Sections 9.1 or 9.2, as applicable, even if brought in the same suit. In addition to the foregoing, if a court of competent jurisdiction later determines that a Claim for which the Indemnifying Party assumed defense was not eligible for indemnification under Sections 9.1 or 9.2, as applicable, within thirty (30) calendar days following such determination, the Indemnified Party shall reimburse the Indemnifying Party in full for all judgments, costs and expenses (including attorneys’ fees) incurred in connection with such Claim.

9.3.3	Defense Declined. If the Indemnifying Party declines to assume defense of any Claim, and it is later determined by a court of competent jurisdiction that such Claim was eligible for indemnification under Sections 9.1 or 9.2, as applicable, within thirty (30) calendar days following such determination, the Indemnifying Party shall reimburse the Indemnified Party in full for all judgments, costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Claim.

9.3.4	Settlement of Claims. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Parties if such settlement: (a) materially diminishes any of the Indemnified Party’s rights under this Agreement or seeks to impose additional obligations on the Indemnified Party; or (b) arises out of or is a part of any criminal action, suit or proceeding or contains a stipulation or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnified Party or (c) acknowledges the invalidity of a Licensed Patent.

	9.3.5	Contributory Negligence; Right of Contribution. Nothing contained herein shall bar a claim for contributory negligence or a Party’s right of contribution.

9.4.	Survival; No Limitation of Liability. The terms of this Sections 9 shall survive the expiration and non-renewal or termination of this Agreement for any reason. Notwithstanding anything contained herein to the contrary, the terms of Section 11 shall not apply to the Parties’ indemnification obligations under this Section 9.

10. INSURANCE

Each Party shall maintain in effect at all times during the term of this Agreement insurance with a carrier with an A.M. Best rating of A- or better. Such insurance shall include, without limitation, worker’s compensation in statutory amounts, and products/completed operations liability, errors and omissions, comprehensive general liability and automobile insurance in amounts not less than *** per occurrence and *** annual aggregate for all claims against all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damage to any person or property arising out of or in connection with each Party’s performance or non-performance under this Agreement and shall designate the other Party as an “additional insured” on products/completed operations liability and comprehensive general liability policies applicable to this Agreement. Each Party shall, upon the other Party’s reasonable request, to provide the other Party with certified copies of all applicable endorsements and certificates of insurance, both evidencing such coverage, which shall also state that such other Party shall be provided a minimum of thirty (30) calendar days prior written notice of any proposed cancellation, or expiration without renewal (except for proposed cancellation for non-payment of premium in which case the other Party shall be provided a minimum of five (5) calendar days prior written notice), and five (5) business days prior written notice of any proposed change in carriers or material terms of coverage. Upon a Party’s subsequent request, the other Party also shall provide the requesting Party with certified copies of the involved insurance policy or policies within fifteen (15) calendar days of such request. The terms of this Section shall not be deemed to limit the liability of a Party hereunder, or to limit any rights a Party may have including, without limitation, rights of indemnity or contribution. Notwithstanding the foregoing, DOW’s obligation to acquire products/completed operations liability insurance shall be fully and timely discharged provided that DOW acquires such coverage naming SKINMEDICA as an additional insured within thirty (30) days after FDA approval of the clinical trial protocol and informed consent for the applicable Licensed Product, and DOW’s obligation to provide initial evidence of such coverage naming SKINMEDICA as an additional insured shall be fully and timely discharged provided that DOW provides a certified copy of such certificate(s) of insurance and applicable endorsement(s) evidencing such coverage to SKINMEDICA within thirty (30) days after issuance of the applicable policy/endorsement.

11. LIMITATION ON LIABILITY

EXCEPT AS OTHERWISE SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, PUNITIVE OR OTHER INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT. THE LIMITATION ON LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR DAMAGES ARISING OUT OF A PARTY’S INTENTIONAL BREACH OF, OR MISCONDUCT UNDER, THIS AGREEMENT.

12. DISPUTE RESOLUTION

12.1.	Arbitration. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement which has not been resolved by good faith negotiations between the Parties shall be submitted to binding arbitration by Judicial Arbitration & Mediation Services, Inc./Endispute (“J.A.M.S.”) or a similar private judging service employing retired judges. The Parties may agree on a retired judge from the J.A.M.S. panel or the panel of any alternate private judging service agreed upon by the Parties. If the Parties are unable to agree, J.A.M.S. or the alternative service shall be requested to provide a list of three available judges and each Party may strike one. The remaining judge will serve as the arbitrator. Either Party may initiate the arbitration by sending written notice of such submission by registered or certified mail to the other Party and to J.A.M.S. or the alternative service describing the dispute, the amount involved and the remedy sought. The arbitrator will schedule a pre-hearing conference to reach agreement on procedural matters and discovery, arrange for the exchange of information, obtain stipulations, and attempt to narrow the issues. The arbitrator’s decision shall comply with applicable rules of law. The decision of the arbitrator will be final and may be entered in any court of competent jurisdiction. The prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs, including without limitation expert witness fees and costs, as determined by the arbitrator, as applicable. Under no circumstances may the arbitrator act in derogation of the clear intent of the Parties as expressed herein or make any award of punitive, special, or consequential damages.

12.2.	Governing Law. This Agreement shall be governed by the law of the State of California without giving effect to its conflict of laws principles.

12.3.	Venue. Venue shall be San Diego County, California for arbitration proceedings initiated by DOW and San Francisco County, California for arbitration proceedings initiated by SKINMEDICA.

13. MISCELLANEOUS

13.1.	Assignment. Neither this Agreement and the exhibits attached hereto nor any interest herein may be assigned, in whole or in part, by either Party hereto without the prior written consent of the other Party hereto; provided, however, that either Party shall have the right, without prior consent of the other, to assign all or part of its rights, interest and obligations to an Affiliate of such Party or to a successor to substantially all of such Party’s business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any Person to which this Agreement and the obligations hereunder may be assigned pursuant to this Section must agree, as a condition to such assignment, to be bound by the terms of this Agreement.

13.2.	Bankruptcy. Each of the Parties hereto acknowledges and agrees that this Agreement (a) constitutes a license of Intellectual Property as such term is defined in the United Sates Bankruptcy Code, as amended (the “Code”), and (b) is an executory contract, with significant obligations to be performed by each Party hereto. The Parties agree that SKINMEDICA may fully exercise all of its rights and elections under the Code, including, without limitation, those set forth in Section 365(n) of the Code. The Parties further agree that, in the event that SKINMEDICA elects to retain its rights as a licensee under the Code, SKINMEDICA shall be entitled to complete access to a Licensed Patent, Licensed Know-How and DOW Confidential Information.

13.3.	Publicity. Neither Party shall issue or release any media release or public announcement (including, without limitation, any announcements made via any posting on the internet), or other similar publicity announcing the existence of this Agreement or relating to any term or condition of this Agreement or the relationships created by this Agreement without three (3) business days prior written notice to the other Party and the prior agreement of the other Party on the relevant wording relating to the Agreement or term or condition of the Agreement. Notwithstanding the foregoing, each Party shall have the right to issue media releases, immediately and without prior consent of the other Party, that disclose any information required by the rules and regulations of the Securities and Exchange Commission or any applicable law or regulation (including, without limitation, disclosure requirements of the NYSE or any other stock exchange or NASDAQ); provided that the disclosing Party shall use commercially reasonable efforts to notify the other Party prior to disclosure, provide a copy of the relevant wording relating to the Agreement or term or condition of the Agreement, and seek confidential treatment of any information that the other Party reasonably requests to be maintained as confidential.

13.4.	Force Majeure. In the event a Party’s performance of its obligations under this Agreement is wholly or partially prevented, restricted, interfered with or delayed and the cause or causes are due to, or caused by a Force Majeure Event, the non-performing Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the non-performing Party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modifications of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, if the period of any previous actual non-performance of a Party because of a Force Majeure Event plus the anticipated future period of non-performance because of such an event will exceed an aggregate of one hundred eighty (180) days, then the Party unaffected by such event may terminate this Agreement by not less than sixty (60) days written notice of termination to the other Party; provided that, if the Force Majeure Event ceases within such sixty (60) day period, this Agreement shall remain in full force and effect.

13.5.	Compliance with Laws. Each Party shall use reasonable commercial efforts to be, at all times, in material compliance with all Applicable Laws in the Territory in the performance of each Party’s obligations under this Agreement.

13.6.	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and may be delivered by certified United States mail, return receipt requested, or in person or by overnight courier. Notices shall be effective (deemed given and received) (a) upon personal delivery to the Party to be notified, (b) if sent by certified mail, return receipt requested, on the date indicated on the return receipt; or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or at such other address as DOW or SKINMEDICA, respectively, may designate by advance written notice to the other Party.

If to DOW, to:

DOW Pharmaceutical Sciences, Inc.

1330 Redwood Way

Petaluma, CA 94954-1169

Attention: Chief Executive Officer

Telephone: (707) 793-2600

Facsimile: (707) 793-0145

If to SKINMEDICA, to:

SKINMEDICA, Inc.

5909 Sea Lion Place, Suite H

Carlsbad, CA 92008

Attention: Rex Bright, Chief Executive Officer

Telephone: (760) 448-3600

Facsimile: (760) 448-3601

13.7.	Execution of Additional Documents. Each Party hereto agrees to execute such further papers or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and the exhibits attached hereto and carry out their respective provisions and terms.

13.8.	No Implied Waiver. Failure by either Party hereto on one or more occasions to avail itself of a right conferred by this Agreement or the exhibits attached hereto shall in no event be construed as a waiver of such Party’s right to enforce said right in the future.

13.9.	Severability. In the event any provision of this Agreement or the schedules, exhibits and/or attachments attached hereto are held to be invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

13.10.	Captions. The Section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

13.11.	Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement or the exhibits attached hereto; and (c) the terms and provisions of this Agreement and the schedules, exhibits and attachments attached hereto shall be construed fairly as to all Parties hereto, regardless of which Party was generally responsible for the preparation of this Agreement and the schedules, exhibits and attachments attached hereto.

13.12.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

13.13.	Amendments. No amendment or modification of or supplement to the terms of this Agreement or the exhibits attached hereto shall be binding on either Party unless reduced to writing and signed by both Parties.

13.14.	Entire Agreement. This Agreement, the Letter Agreement and the schedules, exhibits and attachments attached hereto constitute the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof, and all prior agreements between the Parties are hereby superseded except for the Confidentiality Agreement, dated March 31, 2003, between the Parties which will remain in full force and effect with respect to confidential information exchanged between the Parties that relates to subject matter other than the subject matter of this Agreement. The Recitals are hereby incorporated into this Agreement by this reference. All of the schedules, exhibits and attachments attached hereto are an integral part of this Agreement and are incorporated herein by this reference.

13.15.	Relationship of the Parties. The relationship of SKINMEDICA and DOW is that of independent contractors, and neither shall be deemed to be agents, partners or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

DOW PHARMACEUTICAL SCIENCES		SKINMEDICA, INC.

By:	/s/ Steven R. Smith	By:	/s/ Diane Goostree
Name:	Steven R. Smith	Name:	Diane Goostree
Title:	Vice President, Marketing and Business Development	Title:	Senior Vice President, Business Development